Exhibit 10.15

AMENDMENT TO FREEZE BENEFIT ACCRUALS
UNDER THE
AMENDED AND RESTATED INVESTORS BANK
EXECUTIVE SUPPLEMENTAL RETIREMENT WAGE REPLACEMENT PLAN

This Amendment Number Three (the “Amendment”) to the Amended and Restated Investors Bank Executive Supplemental Retirement Wage Replacement Plan (the “Plan”) is adopted by Investors Bank as of the close of business on December 31, 2016 (the “Effective Date”).

WHEREAS, Investors Bank (the “Bank”) adopted the Plan, as amended and restated, effective May 1, 2007 and as further amended, effective January 1, 2016; and

WHEREAS, the Bank desires to freeze the benefit accruals under the Plan as of December 31, 2016 for all individuals participating in the Plan.

NOW THEREFORE, this Amendment is hereby adopted as follows:

1.    Amendment to Section 1.30 of the Plan. Section 1.30 of the Plan is hereby amended and restated as follows:

“1.30    “Supplemental Retirement Benefit” means the benefit due to the Participant following termination of employment on or after Early Retirement Date, the Normal Retirement Date or a Change in Control or due to the Participant’s Total and Permanent Disability or death. The Supplemental Retirement Benefit shall be the Frozen Accrued Benefit, as calculated pursuant to Section 1.34.”

2.    New Section 1.34 of the Plan. Section 1.34 is hereby added to the Plan to read in its entirety as follows:

“1.34    “Frozen Accrued Benefit” shall mean the Participant’s accrued benefit under the Plan, determined as of December 31, 2016. Consistent with the methodology of the Plan, the Frozen Accrued Benefit shall be determined by multiplying the Participant’s Normal Retirement Benefit by a fraction, the numerator of which is equal to the Participant’s years of credited service with the Bank as of December 31, 2016 and the denominator of which is the number of years of credit service the Participant would have with the Bank assuming he remains continuously employed until age 65. The Participant’s Frozen Accrued Benefit shall be subject to further reduction as described in paragraphs (a) and/or (b) below of this Section 1.34 as follows (to the extent applicable to the Participant):

(a)    In the event the Participant’s Termination Event occurs prior to January 1, 2018, the portion of the Frozen Accrued Benefit attributable to the Participant’s annual service period ending on December 31, 2016 shall be reduced by 50 percent, provided, however, that if the Participant’s Termination Event is due to death or Total and Permanent Disability, the Participant’s Frozen Accrued Benefit shall not be reduced pursuant to this paragraph (a), and further provided that this paragraph (a) shall only apply to the Frozen Accrued Benefit of each Participant identified in Appendix A attached hereto to this Amendment.

(b)    In the event the Participant’s Termination Event occurs prior to attaining age 65, the Frozen Accrued Benefit shall be subject to further reduction by multiplying the Frozen Accrued Benefit (after taking into account the reduction of the Frozen Accrued Benefit pursuant to paragraphs (a) and/or (b) above, if applicable) by a percentage equal to: (i) 2% multiplied by (ii) the numerical difference between 65 and the Participant’s age on the date of his Termination Event, provided, however, that if: (1) the Participant has completed 25 years of employment with the Bank as of the date of his Termination Event; or (2) the Participant’s Termination Event is due to death or Total and Permanent Disability, the Participant’s Frozen Accrued Benefit shall not be reduced pursuant to this paragraph (b). For avoidance of doubt, this paragraph (b) shall apply to all Participants in the Plan.”

3.    New Section 1.35 of the Plan. Section 1.35 is hereby added to the Plan to read in its entirety as follows:

“1.35    “Termination Event” shall have the meaning set forth in Section 3.6 of the Plan.”

4.    New Section 3.6 of the Plan. Section 3.6 is hereby added to the Plan to read in its entirety as follows:

“3.6    Payment of the Frozen Accrued Benefit. As of the close of business on December 31, 2016, notwithstanding anything in the Plan to the contrary (including Sections 3.1, 3.2, 3.3, 3.4, and 4.1), the accrued benefits hereunder shall be frozen such that no additional benefits shall be earned by the Participant under this Plan thereafter, except that additional years of service with the Bank shall be applied in determining whether there is any reduction to the Participant’s Frozen Accrued Benefit pursuant to paragraphs (a) or (b) of Section 1.34. In the event of the earlier of the Participant’s: (1) Separation from Service (for any reason, including on or after the Normal Retirement Date, the Early Retirement Date or a Change in Control); (2) Total and Permanent Disability or (3) death (collectively, the “Termination Event”), the Participant (or the Participant’s Beneficiary) shall receive his Frozen Accrued Benefit (in lieu of his Normal Retirement Benefit, Early Retirement Benefit, Disability Benefit or Survivor Benefit, as applicable). The Frozen Accrued Benefit shall be paid in accordance with the terms of the Plan in a manner consistent with Section 409A of the Code. As a result, this Amendment does not change the time and manner in which the benefits payable under this Section 3.6 shall be paid due to the Participant’s particular Termination Event.”

5.    Capitalized Terms. Capitalized terms herein shall have the meanings ascribed to them in the Plan except as otherwise expressly provided in this Amendment.

6.    Effect of Amendment. Except and to the extent modified by this Amendment, the provisions of the Plan shall remain in full force and effect and are hereby incorporated into and made a part of this Plan.

[Signature Page to Follow]
IN WITNESS WHEREOF, this Amendment has been adopted by the Bank as of the day and year first written above.

INVESTORS BANK

By:      /s/ Brian Doran

Name:     Brian Doran

Title:     General Counsel